Exhibit 99.1

Contacts:

Investor Relations:

Angela White

ir@vistaprint.com

+1 781-652-6480

Media Relations:

Jason Keith

publicrelations@vistaprint.com

+1 781-652-6444

Vistaprint Announces Completion of Change of Domicile Transaction

Venlo, the Netherlands, August 31, 2009 — Vistaprint N.V. (NASDAQ:VPRT), the company that provides high-impact personalized products and services for small businesses and the home, today announced the closing of the share exchange transaction, effected by way of a scheme of arrangement under Bermuda law, pursuant to which all common shares of Vistaprint Limited issued and outstanding immediately prior to the closing were exchanged for the same number of ordinary shares of Vistaprint N.V., a Dutch limited liability company incorporated and domiciled in Venlo, the Netherlands. As a result of the closing of the share exchange transaction, Vistaprint Limited became a wholly owned subsidiary of Vistaprint N.V. and Vistaprint N.V. became the publicly traded parent entity of the Vistaprint group of companies.

This transaction was sanctioned by the Supreme Court of Bermuda on August 14, 2009 following approval by the Vistaprint Limited shareholders at a special meeting of shareholders held on August 6, 2009. The transaction was previously approved by the Vistaprint Limited board of directors in April 2009.

Effective September 1, 2009, ordinary shares in Vistaprint N.V. will be traded on the NASDAQ Global Select Market under the symbol “VPRT”, the same market and the same symbol under which the common shares in Vistaprint Limited were listed prior to the closing of the share exchange transaction. The shares were exchanged automatically and no action is required to be taken by shareholders.

The Netherlands is home to Vistaprint’s first manufacturing facility and in addition to manufacturing operations, houses employees in managerial, engineering, procurement, and customer service roles, among others.

About Vistaprint

Vistaprint N.V. (NASDAQ: VPRT) provides more than eight million small businesses and consumers per year with the easiest way to make an impression at the best price. With a unique business model supported by proprietary technologies, high volume production facilities, and direct marketing expertise, Vistaprint offers a wide variety of products for both small businesses and the home. Options range from business cards, brochures and websites to invitations, thank you notes, calendars and more. A global company, Vistaprint employs more than 1,700 people, operates 20 localized Websites and ships to more than 120 countries around the world. Vistaprint’s broad range of products and services are easy to access online, 24 hours a day, at www.vistaprint.com, and are satisfaction guaranteed.

Vistaprint and the Vistaprint logo are trademarks of Vistaprint Limited or its subsidiaries. All other brand and product names appearing on this announcement may be trademarks or registered trademarks of their respective holders.